EXHIBIT 23.2

Consent of Independent Reserve Engineers and Geologists

As independent reserve engineers, geologists, and geophysicists, we hereby consent to the references to our Firm's name and our Firm's reserve report dated January 16, 2015 on the oil and natural gas reserves of Legacy Reserves LP as of December 31, 2014 in Legacy Reserves LP's annual report for the year ended December 31, 2014 filed on Form 10-K and in Legacy Reserves LP's registration statements on Form S-8 (No. 333-144586) and on Form S-3 (Nos. 333-194999 and 333-197370) with the Securities and Exchange Commission.

LAROCHE PETROLEUM CONSULTANTS, LTD.

By:	/s/ Joe A. Young
Name: Joe A. Young
Title: Senior Partner

February 27, 2015